EXHIBIT 21 - Subsidiaries of the Registrant

                                                          Jurisdiction
Corporation                                               of Incorporation

Kronos Computerized Time Systems, Inc.                    Canada

Kronos Systems Limited                                    United Kingdom

Kronos International Sales Corp.                          U.S. Virgin Islands

Kronos Securities Corporation                             Massachusetts

Kronos de Mexico, S.A. de C.V.                            Mexico

Kronos Australia Pty. Ltd.                                Australia

Kronos Brasil Ltda                                        Brazil